Exhibit 99.1

                                 PRESS RELEASE

FOR IMMEDIATE RELEASE:                       CONTACT:

Titanium Metals Corporation                            J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300                              Vice President - Finance
Denver, Colorado  80202                                (303) 296-5617

                     TIMET ANNOUNCES FIRST QUARTER RESULTS

     DENVER, COLORADO . . . April 26, 1999 . . . Titanium Metals Corporation ("TIMET") (NYSE: TIE) announced today a net loss of $.12 per share for the quarter ended March 31, 1999. In the first quarter of 1998, TIMET reported net income of $.56 per diluted share.

     Sales of $134 million in the first quarter of 1999 were 28% lower than the first quarter of last year due principally to a 23% decline in mill products volume caused by reduced demand for both aerospace and industrial products. Average selling prices in most product lines were lower than in the 1998 period, with changes in mix resulting in a comparable overall average selling price.
The lower volumes and selling prices contributed significantly to the lower gross profit margin.

     J. Landis Martin, Chairman and CEO of TIMET said, "As expected, reduced demand and lower selling prices caused lower sales and margins in 1999. Our previously announced plan of action designed to address current market conditions is on schedule. I still expect a net loss in the second quarter and, possibly, the third quarter. We should return to profitability no later than the fourth quarter."

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     Mr. Martin also said, "Our major capital expenditure program is complete with all major equipment now in production. Our business-enterprise system is installed, and we are now focusing on using it to help improve our business processes. In addition, our previously announced facility closures and most of our workforce reductions have been implemented."

     In addition, Martin said, "I am cautiously optimistic about 2000 and beyond. With our short-term plan in place, our long-term agreements with major aerospace customers should limit future pricing and volume volatility and provide TIMET with a solid base of aerospace volume as we continue to focus on reducing our costs."

     TIMET's backlog at the end of March 1999 was approximately $325 million. Comparable backlog at the end of March 1998 was $475 million.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "anticipates" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, global economic conditions, global productive capacity, changes in product pricing, "Year 2000" issues, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements.

     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.

NOTE: A conference call for the investment community will be held at 11:00 A.M., Eastern Time, on Monday, April 26, 1999. On the conference call will be
J. Landis Martin, Chairman and Chief Executive Officer, Andrew R. Dixey, President and Chief Operating Officer, and J. Thomas Montgomery, Jr., Vice President-Finance and Treasurer. Participants can access the call by dialing 1-800-611-1148 (domestically) and 612-332-0806 (internationally). A taped replay of the call will be available until 12:00 P.M., Eastern Time, on May 26, 1999, by dialing 1-800-475-6701 (domestically) and 320-365-3844 (internationally), and using the access code 446946.
                                    oo o o o

                          TITANIUM METALS CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)

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
                                                   Quarter Ended
                                                     March 31,

                                                  1998      1999
Net sales                                        $187.1    $134.1
Cost of sales                                     140.9     122.2
Selling, administrative and development costs      14.2      12.8
Other expense                                        .4        .5

     Operating income (loss)                       31.6      (1.4)
General corporate income                            1.2        .9
Interest expense                                     .4       1.3

     Pretax income (loss)                          32.4      (1.8)
Income tax expense (benefit)                       11.0       (.6)
Minority interest - Convertible Preferred           2.2       2.2
Securities, net of tax
Other minority interest                              .9        .5


     Net income (loss)                           $ 18.3    $ (3.9)



     Diluted net income (loss)                   $ 20.5    $ (1.7)



Earnings (loss) per share:
     Basic                                       $  .58    $ (.12)
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     Diluted                                        .56       *

Weighted average shares outstanding:
     Common shares                                 31.5      31.4
     Diluted shares                                36.9      36.8

Mill product shipments:
     Volume (metric tons)                          3,900     3,000
     Average price ($ per kilogram)              $ 34.50   $ 34.50

      * Assumed conversion of Convertible Preferred Securities is antidilutive to earnings per share.

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